Exhibit 99.2

Dear Principians,

We built Principia with one goal in mind: to help patients lead better, healthier lives. We have built an amazing company that has accomplished a lot over the last nine years. Not surprisingly, others have started to pay attention to us.

Today marks an important day in the history of Principia as we announce that Sanofi has expressed its intention to acquire Principia. This proposed merger will bring significant resources to expand and accelerate the potential benefits of these therapies for patients all over the world. The ability to develop several BTK inhibitors will allow us to target specific organ systems for optimal patient benefit. A combination with Sanofi will provide global resources to get these novel therapies to patients. Attached is a copy of the press release announcing the proposed transaction.

Together we have built an incredible company that you should be extremely proud of. Our hard work, combined with our special culture, have produced an enviable portfolio and track record. Our company and therapies are successful because we always focused on science, asked questions and took the risks of breaking new ground to help patients in need. We have a commonality with Sanofi in our endeavor to improve the lives of people with immune mediated diseases.

We have been very successful not only because of what we did scientifically, but how we did it. We pushed boundaries, achieved what seemed impossible and did it in our own, unconventional way. This is the special sauce that has led to the tremendous success of Principia. The proposed merger with Sanofi gives us reach and impact that we cannot have alone. We know rilzabrutinib, PRN473 Topical and PRN2246/SAR442168 have tremendous potential, but to help the greatest number of patients, Sanofi’s global leadership and long, successful track record – not to mention financial resources — will allow them to develop our pipeline and platform to the benefit of many in need.

Looking to next steps, we expect the transaction to close in the fourth quarter of 2020, subject to customary closing conditions and regulatory approvals. We will be making the required filings with the SEC regarding the transaction, and as soon as we have additional information to share, we will be in touch with you. We greatly appreciate your understanding of the situation, as we are limited in what we can communicate at this point, but please rest assured that we will provide you with additional information as the process unfolds.

I know and understand that this announcement will lead to many emotions and feelings and will take some time for all of us to digest. We will feel uncertainty and wonder what the future will bring. In times like this it is important to come back to our first principles, which are to help patients. To do this, I hope we can all focus with intensity on execution and making sure that our projects move forward. Today’s announcement should not have a significant impact on your daily work life, at least for the foreseeable future. Until the closing of the proposed transaction, we will continue to operate as an independent company and will continue to focus on our key objectives for our pipeline and technology platform.

Our unwavering commitment to designing and building therapeutics and a new generation of transformative medicines is what has made this tremendous opportunity possible.

I believe this opportunity is important for all of us and the patients we serve. This was a decision that management and the board of directors did not enter into casually. I would like to thank you for your continued dedication, support, and contribution, particularly over the last year, which has resulted in tremendous progress and success for our company. The success that we have experienced has allowed us to become a pioneer in our industry and has made this transaction possible.

As I am sure you can imagine, this announcement is likely to generate increased amounts of inquiries regarding our company. If you receive any inquiries, please immediately forward them to either Paul Laland or our Senior Vice President, Legal, Sara Klein. Importantly, we would discourage you from posting any comments on your social media platform as this will just create unnecessary speculation and may be in violation of our social media and external communications policies.

Tomorrow morning at 8:00am Pacific, we will hold a company-wide meeting to share some additional details with you surrounding the transaction. I expect that you have a lot of questions, and although we do not yet have all of the answers in place, we will provide you with as much information as we can.

Thank you for your continued commitment and dedication to Principia.

Best regards,

Martin

Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. Although Principia’s management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Principia, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, risks relating to the ability to complete and the timing of completion of the transactions contemplated by the merger agreement including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the merger agreement, the risk that stockholder litigation in connection with the proposed transaction may result in significant costs and the possibility of any termination of the merger agreement; the uncertainties inherent in research and development, including future clinical data and analysis, regulatory obligations and oversight by regulatory authorities, such as the FDA, and risks associated with Principia’s intellectual property. The forward-looking statements contained in this communication are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the tender offer and the merger; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the tender offer or the merger; the effects of disruption from the transactions of Principia’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees or vendors. The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts Principia’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. While the list of factors presented here is representative, no list should be considered a statement of all potential risks, uncertainties or assumptions that could have a material adverse effect on the companies’ consolidated financial condition or results of operations. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in in Principia’s public filings with the SEC from time to time, including Principia’s most recent Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Principia’s stockholders and investors are cautioned not to unduly rely on these forward-looking statements. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Principia does not undertake any obligation to update or revise any forward-looking information or statements.

About the Tender Offer

The tender offer for the outstanding shares of Principia common stock referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that will be filed with the SEC upon the commencement of the tender offer. At the time the tender offer is commenced, Sanofi and Purchaser will file a Tender Offer Statement on Schedule TO with the SEC, and Principia will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. PRINCIPIA STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF PRINCIPIA SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of Principia at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be available free of charge at the SEC’s web site, http://www.sec.gov, or under the “Investors & Media” section of Principia’s website, www.principiabio.com. Free copies of these materials and certain other offering documents will be sent to Principia’s stockholders by the information agent for the tender offer.

Additional Information

In addition to the Solicitation/Recommendation Statement that Principia will file, Principia files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Principia at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Principia’s filings with the SEC are also available to the public from commercial document-retrieval services and the SEC’s website at http://www.sec.gov.